Exhibit 99.2

                           ANNUAL COMPLIANCE REPORT

     I, David J. Kolibachuk, being an officer of U.S. Bank Trust National Association, the Trustee in respect of the Callable Zero Coupon Trust Certificates, Series 2002-TVA-1 Trust (the "Trust"), certify that:

      1. I have reviewed this annual report on Form 10-K in respect of the Trust;

      2. Based on my knowledge, the information in this annual report, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

      3. Based on my knowledge, the distribution information required to be provided to the Depositor or the certificateholders by the Trustee under the pooling and servicing or similar agreement for inclusion in this annual report is included in this report; and

      4. I am responsible for reviewing the activities performed by the Trustee under the pooling and servicing or similar agreement and based on my knowledge, except as disclosed in this annual report, the Trustee has fulfilled its obligations under that agreement.

Date: March 28, 2005


     /s/ David J. Kolibachuk
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David J. Kolibachuk, Vice President